Contact:

Jon W. Clark
Chief Financial Officer
(212) 297-1000
-Or-
Julia M. Rivera
Investor Relations
(212) 297-1000

Gramercy Capital Corp. Reports Fourth Quarter 2009 Financial Results

Fourth Quarter Highlights

❑
For the quarter, generated funds from operations (“FFO”) of negative $71.8 million, a decrease of $107.7 million from positive FFO of $35.9 million generated in the same quarter of the previous year. On a fully diluted per common share basis, FFO was negative $1.44 for the fourth quarter of 2009 as compared to positive FFO of $0.69 in the same quarter of the previous year. For the year, FFO decreased to negative $417.6 million, or negative $8.38 per diluted common share, from positive $123.5 million in the previous year, or positive $2.61 per diluted common share.

❑
For the quarter, net loss to common stockholders was $100.5 million, or $2.01 per common diluted share, a decrease from net income of $9.4 million, or $0.18 per diluted common share, for the same quarter in the previous year. For the year, net loss to common stockholders was $529.0 million, or $10.61 per diluted common share, as compared to net income of $50.0 million, or $1.06 per diluted common share in the previous year.

❑
Entered into amendments to the Goldman mortgage and Goldman mezzanine loans, which are secured by substantially all of the assets of Gramercy Realty, to extend the maturity date to March 11, 2011 and to modify certain other terms of the loans.

❑
Realized a gain on extinguishment of debt of $12.1 million from a termination agreement with Wachovia Bank, National Association, to settle and satisfy in full, a pre-existing loan obligation of approximately $44.5 million under the Company's secured term loan, credit facility and related guarantees for a one-time cash payment of $22.5 million and a subordinate participation interest in a mezzanine loan formerly pledged under the secured credit facility. This transaction eliminated the Company’s term loan, credit facility and repurchase facility, and reduced the aggregate balance  of these facilities from approximately $48.8 million at September 30, 2009 to zero.

❑
Maintained approximately $200.8 million of liquidity at quarter end, as compared to approximately $200.1 million of liquidity reported in the prior quarter. Liquidity at December 31, 2009 included approximately $138.3 million of cash and cash equivalents and approximately $62.5 million of restricted cash in the Company’s three CDOs.

❑	Gramercy Realty:

•
During the quarter, closed on the sale of four properties with an aggregate sales price of approximately $53.8 million. Approximately $57.5 million of debt related to these properties was repaid, including Gramercy Realty’s largest mortgage debt maturing in 2010 of approximately $51.4 million.

•
During the quarter, commenced 18 new leases totaling approximately 30,000 square feet, resulting in quarter-end occupancy of 85.9%, a decrease of approximately 20 basis points from the 86.1% occupancy reported in the prior quarter.

❑	Gramercy Finance:

•
During the quarter, modified six debt investments with an aggregate principal balance of $304.4 million resulting in principal forgiveness of approximately $31.5 million and additional collateral and incremental funded reserves totaling approximately $42.8 million.

•
During the quarter, received $9.4 million of loan repayments and reduced unfunded commitments associated with existing loans by $10.6 million to approximately $27.7 million from approximately $38.3 million at September 30, 2009.

•
During the quarter, recorded a gross provision for loan losses of approximately $92.1 million relating to 16 separate loans with an aggregate carrying value of approximately $377.9 million, based on the Company’s quarterly review of its loan portfolio. The Company’s reserve for loan losses at December 31, 2009 was $418.2 million in connection with 23 separate loans.

Summary

NEW YORK, N.Y. – March 15, 2010 – Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (“FFO”) of negative $71.8 million, or $1.44 per diluted common share, and net loss available to common stockholders of $100.5 million, or $2.01 per diluted common share for the quarter ended December 31, 2009. The Company also reported FFO of negative $417.6 million, or $8.38 per diluted common share, and net loss available to common stockholders of $529.0 million, or $10.61 per diluted common share for the year ended December 31, 2009. The Company generated total revenues of $158.1 million during the fourth quarter, a decrease of $10.9 million from $169.0 million generated during the same quarter of the previous year.

At December 31, 2009, the Company owned 25.6 million rentable square feet of commercial real estate in 36 states and the District of Columbia with an aggregate book value of approximately $3.7 billion, in addition to approximately $1.4 billion of loan investments, $984.7 million of commercial mortgage real estate securities, and $700.6 million in other assets. As of December 31, 2009, approximately 54.6% of the Company’s assets were comprised of commercial property, 20.4% of debt investments, 14.6% of commercial mortgage real estate securities and 10.4% of other assets.

Liquidity and Funding

The Company remains focused on reducing leverage, extending or restructuring certain debt facilities, actively managing portfolio credit, generating liquidity from existing assets and renewing expiring leases. Liquidity at December 31, 2009 was approximately $200.8 million, as compared to approximately $200.1 million of liquidity for the prior quarter. The Company’s liquidity at December 31, 2009 included approximately $138.3 million of cash and cash equivalents and approximately $62.5 million of restricted cash in its three CDOs. Cash and cash equivalents increased approximately $41.6 million as of December 31, 2009 as compared to $96.7 million at the end of the third quarter, primarily due to prepaid rents received in December 2009.

During 2009, the Company resolved or restructured substantially all of its recourse debt obligations. For the year, the Company’s secured and other debt, excluding its non-recourse CDO liabilities, was reduced by $592.3 million as a result of these restructurings, additional cash repayments and repayments using proceeds from sales of certain investments classified as held for sale that served as collateral for these borrowings.

In March 2010, the Company entered into amendments to its $241.3 million mortgage loan and $553.5 million mezzanine loans, which are secured by substantially all of the assets of Gramercy Realty, to extend the maturity date to March 11, 2011 and to modify certain other loan terms. The Company paid an extension fee of approximately $6.0 million and purchased required interest rate caps to limit the effects of changes of interest rates. The Company also agreed, among other things, to limit distributions from Gramercy Realty to reimbursement of direct costs related to executing the extension and reimbursement of not more than $2.5 million per quarter of corporate overhead actually incurred and allocated to Gramercy Realty. The Gramercy Realty portfolio will experience significant rollover, rent step-downs and capital requirements during the next 12 months. As a result, the Gramercy Realty portfolio is expected to generate negative cash flow during the extended term. Given the dynamics of Gramercy Realty’s portfolio and the term of the extension, the Company has retained EdgeRock Realty Advisors, LLC, an FTI Company, to assist in evaluating strategic alternatives and the potential restructure of Gramercy Realty’s mortgage and mezzanine debt.

In December 2009, the Company entered into a termination agreement with Wachovia Bank, National Association, or Wachovia, to settle and satisfy in full a pre-existing loan obligation of approximately $44.5 million under the Company’s secured credit facility. In connection therewith, the Company made a one-time cash payment of $22.5 million and executed and delivered to Wachovia a subordinate participation interest in the Company’s 50% interest in one of the four mezzanine loans formerly pledged under the Company’s secured term loan and credit facility. Upon termination, all of the security interests and liens in favor of Wachovia under the credit facility were released. Upon release, two mezzanine loans were contributed by the Company to two of its CDOs generating unrestricted cash proceeds of approximately $22.5 million. The Company recorded a gain on extinguishment of debt of $12.1 million pursuant to the termination agreement. Also in October 2009, Gramercy repaid in full borrowings of approximately $4.3 million under its secured credit facility with an affiliate of Goldman, Sachs & Co., and terminated the facility. In addition, in October 2009, the Company satisfied substantially all of its contingent payment obligations in connection with a negotiated settlement during the first quarter of 2009 of its $172.3 million unsecured corporate credit facility with a syndicate of lenders led by KeyBank National Association.

In October 2009, the Company’s operating partnership subsidiary entered into an exchange agreement with certain affiliates of Taberna Capital Management, LLC (collectively, “Taberna”), pursuant to which the Company and Taberna exchanged (the “Exchange”) $97.5 million aggregate principal amount of junior subordinated notes due 2035 for approximately $97.5 million par amount of bonds previously issued by the Company’s CDOs that the Company had repurchased in the open market. The Exchange was accounted for as a modification of terms and beginning in the fourth quarter of 2009 the Company’s GAAP interest expense decreased by approximately $5.3 million annually. Costs incurred in connection with the Exchange were expensed in the fourth quarter of 2009 in management, general and administrative expenses. Subsequent to the Exchange, $52.5 million of junior subordinated notes remained outstanding.

During the fourth quarter of 2009, Gramercy Realty sold four properties for an aggregate gross sales price of approximately $53.8 million. Approximately $57.5 million of debt related to these properties was repaid, including a mortgage in the amount $51.4 million which was scheduled to mature in 2010. The $51.4 million mortgage was secured by Bank of America Plaza – St. Louis which was sold in December 2009. The sale of Bank of America Plaza – St. Louis resulted in a $4.7 million impairment. For the year, Gramercy Realty sold 53 properties for an aggregate gross sales price of approximately $101.0 million and repaid approximately $86.1 of debt related to these properties.

Loan prepayments, partial repayments, and scheduled amortization payments in Gramercy Finance’s portfolio were $9.4 million during the fourth quarter of 2009. Unfunded commitments associated with existing loans declined to $27.7 million at December 31, 2009 from approximately $38.3 million at September 30, 2009.

The Company's CDOs contain minimum interest coverage and asset over collateralization covenants that must be satisfied for the Company to receive cash flow on the interests in its CDOs retained by the Company and to receive the subordinate collateral management fee earned. During periods when these covenants are not satisfied for a particular CDO, cash flows from that CDO that would otherwise be paid to the Company as a subordinate bondholder, holder of the preferred shares and in respect of the subordinate collateral management fee would be diverted away from the Company to repay principal and interest on the senior-most outstanding CDO bonds. As of January 2010, the most recent distribution date for CDOs 2005-1 and 2006-1, the 2005-1 and 2006-1 CDOs were in compliance with the interest coverage and asset over-collateralization covenants, but particularly with respect to the CDO 2005-1, the margin of compliance is very narrow. Future declines in performance and credit metrics could cause one or more of the Company’s CDOs to fall out of compliance and, in such event, cash flows from the CDOs to the Company as a subordinate bondholder, holder of the preferred shares and in respect of the subordinate collateral management fee would be reduced or eliminated. The 2007-1 CDO failed its over collaterization test at each of the November 2009 and February 2010 distribution dates. The chart below is a summary of the Company’s CDO compliance tests as of the most recent distribution date.

Cash Flow Triggers	CDO 2005-1	CDO 2006-1	CDO 2007-1
Over collateralization (1)
Current	118.12%	108.85%	100.33%
Limit	117.85%	105.15%	102.05%
Compliance margin	0.27%	3.70%	-1.72%
Pass/Fail	Pass	Pass	Fail
Interest Coverage (2)
Current	764.48%	767.17%	N/A
Limit	132.85%	105.15%	N/A
Compliance margin	631.85%	662.02%	N/A
Pass/Fail	Pass	Pass	N/A

(1)
The over collateralization ratio divides the total principal balance of all collateral in the CDO by the total bonds outstanding for the classes senior to those retained by the Company. To the extent an asset is considered a defaulted security, the asset’s principal balance is multiplied by the asset’s recovery rate which is determined by the rating agencies.

(2)	The interest coverage ratio divides interest income by interest expense for the classes senior to those retained by the Company.

The Company may fail the over collaterization test for CDO 2005-1 at the April 2010 distribution date. In the event this occurs, cash flows to the Company as a subordinate bondholder, holder of the preferred shares and in respect of the subordinate collateral management fee will be redirected to the senior bondholders in CDO 2005-1.

Gramercy Realty

Gramercy Realty’s portfolio consists of office buildings and bank branches serving primarily investment-grade rated financial institutions. During the quarter, 18 new leases totaling 30,000 net rentable square feet commenced. Gramercy Realty finished the quarter at 85.9% occupancy. Gramercy Realty sold four properties for an aggregate sales price of approximately $53.8 million during the quarter, and redesignated 58 properties from held-for-sale to continuing operations. At December 31, 2009, two properties are designated as held-for-sale as compared to 62 properties at September 30, 2009. The redesignation reflects the difficult current environment for selling commercial real estate at a favorable valuation. In connection with the redesignation, the Company recorded a non-cash impairment charge of approximately $8.4 million. Gramercy Realty also recorded $6.0 million in non-cash impairments not related to the redesignation. In December 2009, Gramercy Realty received the entire 2010 rental payment from Bank of America of approximately $40.4 million for the Company’s Dana Portfolio, which consists of 13 office buildings and two parking facilities containing approximately 3.8 million square feet, of which approximately 2.4 million square feet is leased to Bank of America. Under the terms of that lease, which was originally entered into between Bank of America, as tenant, and Dana Commercial Credit Corporation, as landlord, as part of a larger bond-net lease transaction, Bank of America is required to make future annual base rental payments of approximately $3.0 million in January 2011 and no annual base rental payments from 2012 through lease expiration in June 2022. Pursuant to other master leases with Bank of America, Gramercy Realty has also received termination notices covering approximately 360,000 square feet of currently leased space, all of which will become effective at various times prior to December 31, 2010. Additionally, under existing terms of a lease agreement with Regions Bank, rent for approximately 570,000 square feet will step down by approximately $5.1 million annually, beginning in July 2010. As a result of these and other factors, beginning in 2010 Gramercy Realty’s cash flow after debt service and capital requirements will be significantly lower and is expected to turn negative.

Gramercy Realty’s operating property portfolio as of December 31, 2009 is summarized below:

	Number of Properties		Rentable Square Feet		Occupancy
Portfolio	At 12/31/09	At 9/30/09	At 12/31/09	At 9/30/09	At 12/31/09	At 9/30/09
Branch	583	584	3,726,399	3,730,659	85.5%	85.8%
Office	324	327	21,847,249	22,661,798	85.9%	86.2%
Land	6	6	-	-	-	-
Total (1)	913	917	25,573,648	26,392,457	85.9%	86.1%

(1)	Citizens JV (54 properties totaling approximately 251,000 square feet) is not included in this table.

Gramercy Realty’s top five tenants by percentage of base rent as of December 31, 2009 were:

Tenant/Financial Institutions	Credit Rating (1)	Number of Locations	Rentable Sq. Ft.	% of Rentable Sq. Ft.	% of Base Rent

1. Bank of America, N.A.	Aa3	367	11,293,451	44.2%	44.8%
2. Wachovia Bank, National Association (2)	Aa2	131	4,515,076	17.7%	12.7%
3. Regions Financial Corporation (3)	Baa3	71	653,604	2.6%	3.2%
4. Citizens Financial Group (4)	A1	9	267,585	1.0%	2.5%
5. General Services Administration (GSA)	Aaa	5	243,560	1.0%	2.1%
Total		583	16,973,276	66.5%	65.3%

(1)	All ratings from Moody’s.
(2)	Acquired by Wells Fargo Corp.
(3)	Individual lease agreements with tenants that are unrated subsidiaries of Regions Financial Corporation, including Regions Bank and AmSouth Bank.
(4)
Individual lease agreements with tenants that are unrated subsidiaries of Citizens Financial Group, Inc., including RBS Citizens, N.A. and Citizens Bank of Pennsylvania. Citizens Financial Group Inc. is a wholly-owned subsidiary of Royal Bank of Scotland Group PLC.

Gramercy Finance

As of December 31, 2009, debt investments owned by Gramercy Finance had a carrying value of approximately $1.4 billion, net of loan loss reserves, unamortized fees and discounts totaling approximately $476.3 million, and had associated unfunded commitments of approximately $27.7 million. Commercial mortgage-backed real estate securities investments had an aggregate carrying value of approximately $984.7 million as of December 31, 2009, net of impairments, unamortized fees and discounts of approximately $193.9 million.

Asset yields for fixed rate and floating rate debt investments as of December 31, 2009 were 7.39% and 30-day LIBOR plus 476 basis points, respectively, compared to 7.59% and 30-day LIBOR plus 444 basis points, respectively, in the previous quarter. First mortgage loans remain the majority of Gramercy Finance’s debt portfolio, standing at 69.1% at December 31, 2009, compared to 68.7% in the previous quarter. The weighted average remaining term of Gramercy Finance’s debt investment portfolio increased slightly to 1.7 years from 1.5 years at the prior quarter, and the weighted average remaining term of Gramercy Finance’s combined debt and real estate securities portfolio remained unchanged from the prior quarter at 3.6 years. Approximately $576.4 million, or 41.7%, of the Company’s loan portfolio matures during 2010 and the Company expects that substantially all loans that qualify will elect to extend their maturity. Of the debt maturing in 2010, approximately $440.6 million has the option to extend if the extension tests are met.

The aggregate carrying values, allocated by investment type, and weighted average yields of Gramercy Finance’s debt and commercial mortgage real estate securities investments as of December 31, 2009 were:

	Debt Investments ($ in 000)	Percentage	Fixed Rate: Effective Yield (1)	Floating Rate: Effective Spread (1)
Whole Loans - floating rate	$830,617	60.2%	---	454 bps
Whole Loans - fixed rate	122,846	8.9%	6.89%	---
Subordinate Mortgage Interests - floating rate	76,331	5.5%	---	246 bps
Subordinate Mortgage Interests - fixed rate	44,988	3.2%	7.46%	---
Mezzanine Loans - floating rate	190,668	13.7%	---	577 bps
Mezzanine Loans - fixed rate	85,898	6.2%	8.08%	---
Preferred Equity - floating rate	28,228	2.0%	---	1,064 bps
Preferred Equity - fixed rate	4,256	0.3%	7.23%	---
Subtotal	1,383,832	100.00%	7.39%	476 bps
Commercial Mortgage - Backed Real Estate Securities - floating rate	67,876	6.9%	---	254 bps
Commercial Mortgage - Backed Real Estate Securities - fixed rate	916,833	93.1%	7.84%	---
Subtotal	984,709	100.00%	7.84%	254 bps
Total	$2,368,541		7.74%	463 bps

(1)
Weighted Average Effective Yield and Weighted Average Effective Spread calculations include loans classified as Non-Performing. The schedule includes Non-Performing loans classified as Whole Loans - Floating Rate of approximately $55.1 million with an effective spread of 660 basis points and Non-Performing loans classified as Mezzanine - Floating Rate of approximately $0.3 million with an effective spread of 858 basis points.

During the quarter, the Company modified six loans with an aggregate principal balance of $304.4 million and extended one loan with a principal balance of $32.7 million to facilitate restructuring negotiations for a possible longer-term extension.

The Company recorded a gross provision for loan losses of approximately $92.1 million for the quarter, or $1.85 per fully diluted common share, relating to 16 separate loans with an aggregate carrying value of approximately $377.9 million, based on the Company’s quarterly review of its loan portfolio. The Company’s reserve for loan losses at December 31, 2009 was approximately $418.2 million in connection with 23 separate loans. In addition, the Company charged a non-cash unrealized loss of approximately $11.2 million to the statement of operations on four tranches of a CMBS investment deemed to be other-than-temporarily-impaired, due to an adverse change in cash flow expectations. For the three months ended December 31, 2009, the Company incurred charge-offs of approximately $75.9 million related to debt forgiveness pursuant to restructurings of two loans and realized losses on two additional loan investments. These realized losses are recorded as a direct write-down of the loan investment with a corresponding charge-off to the reserve.

At December 31, 2009, Gramercy Finance had nine non-performing loans with a carrying value of approximately $55.4 million, net of associated valuation allowances of approximately $253.9 million, as compared to ten non-performing loans with a carrying value of approximately $86.2 million, net of associated valuation allowances of approximately $161.2 million at September 30, 2009. At December 31, 2009, four loans with an aggregate carrying value of approximately $160.2 million, net of associated valuation allowances of approximately $34.9 million, were classified as sub-performing, as compared to six loans with an aggregate carrying value of approximately $219.5 million, net of associated valuation allowances of $195.9 million at September 30, 2009.

Investment Activity

Gramercy Finance acquired approximately $18.3 million par value of commercial mortgage-backed real estate securities during the fourth quarter. Carrying values of investment activity for the quarter is summarized as follows:

	Number of Investments	Debt Investments ($ in 000s)	Fixed Rate: Effective Yield	Floating Rate: Effective Spread
Commercial mortgage-backed real estate securities - floating rate	1	$7,453	---	347 bps
Commercial mortgage-backed real estate securities - fixed rate	2	1,861	41.84%	---
Total	3	$9,314	41.84%	347 bps

Gramercy Realty made no acquisitions during the fourth quarter of 2009.

Operating Results

For the fourth quarter 2009, Gramercy Realty’s rental revenues totaled approximately $81.2 million, and related operating expenses aggregated approximately $63.8 million as compared to prior quarter’s rental revenues of approximately $77.1 million and related operating expenses of approximately $47.9 million, inclusive of reclassification adjustments of discontinued operations.

Gramercy Finance’s debt investments generated investment income of $44.6 million for the fourth quarter, as compared to approximately $42.2 million for the prior quarter.

Interest expense was approximately $53.6 million for the fourth quarter, as compared to $55.9 million for the prior quarter. The decline was primarily attributable to the Taberna exchange and Wachovia termination agreement completed in the fourth quarter of 2009, as well as decreases in LIBOR. Interest expense includes costs related to $2.7 billion of long-term notes issued by the three CDOs but not held by the Company, $2.3 billion of mortgage and mezzanine notes payable, and $52.5 million of junior subordinated notes.

For the fourth quarter 2009, management, general and administrative expense was approximately $13.6 million, an increase of $5.1 million from the $8.5 million incurred in the prior quarter, primarily reflecting the additional costs incurred in connection with the restructuring of six Gramercy Finance debt investments representing an aggregate principal balance of approximately $304.4 million, costs relating to modifications sought with respect to the Company’s CDOs, and $1.6 million in costs related to the Taberna exchange.

Dividends

Beginning with the third quarter of 2008, the Company’s board of directors elected not to pay a dividend on the common stock. Beginning with the fourth quarter of 2008, the Company’s board of directors also elected not to pay the Series A preferred stock dividend of $0.50781 per share. The preferred stock dividend has been accrued through December 31, 2009. The Company expects that it will have no distribution requirements in order to maintain its REIT status for the 2009 tax year and the Company expects that it will continue to elect to retain capital for liquidity purposes until the requirement to make a cash distribution to satisfy its REIT requirements arise. The Company may elect to pay dividends to satisfy its REIT distribution requirements on its common stock in cash or a combination of cash and shares of its common stock as permitted under federal income tax laws.

Earnings Guidance

The Company suspended earnings guidance in 2009 and will not provide earnings guidance for 2010. Tighter credit markets may affect the financial condition and liquidity of tenants of Gramercy Realty and borrowers of Gramercy Finance, resulting in increased credit risk and a need to judiciously balance short-term investment considerations with the increased potential for credit losses. Until these factors stabilize, predicting future earnings will remain difficult. The Company continues to focus on strengthening its balance sheet and cash flow by increasing liquidity and actively managing portfolio credit.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination, acquisition and portfolio management of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division focuses on the acquisition and management of commercial properties leased primarily to financial institutions and affiliated users throughout the United States. The Company is headquartered in New York City, and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina and St. Louis, Missouri.

Conference Call

The Company will host a conference call and audio webcast on March 15, 2010 at 2:00 p.m. EST to discuss the fourth quarter and full year 2009 financial results. The Supplemental Report will be furnished on Form 8-K with the Securities and Exchange Commission and it will be available prior to the quarterly conference call on the Company's website, www.gkk.com.

The live call will be webcast in listen-only mode on the Company’s website at www.gkk.com and on Thomson’s StreetEvents Network. The presentation may also be accessed by dialing (800) 299-9086 Domestic or (617) 786-2903 International, using pass code “Gramercy”.

A replay of the call will be available from March 15, 2010 at 5:00 p.m. EST through March 22, 2010 at 11:59 p.m. EST by dialing (888) 286-8010 Domestic or (617) 801-6888 International, using pass code 67615140.

To review the Company's latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income (loss)) can be found on page 14 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the success or failure of our efforts to implement our current business strategy; the strength of the commercial finance and real estate property market; and the banking industry specifically; competitive market conditions; unanticipated administrative costs; general and local economic conditions; interest rates; capital and credit market conditions; bankruptcies and defaults of borrowers or tenants in the Company's properties or properties securing the Company's debt investments; the Company's ability to operate as an internally-managed company; difficulties encountered in integrating the Company's former external manager into the Company; the resolution of the Company's non-performing and sub-performing assets; the Company’s ability to renegotiate the terms of its mortgage and mezzanine loans, compliance with financial covenants, maintenance of liquidity needs, including balloon debt payments; management changes; compliance with over-collateralization and interest coverage tests in the Company's CDOs; and other factors including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q, which are beyond the Company's control. The Company undertakes no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.
Consolidated Statement of Operations
(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2009	2008	2009	2008

Revenues:
Rental revenue	$83,344	$78,806	$326,660	$230,346
Investment income	44,592	59,481	184,607	254,821
Operating expense reimbursements	29,216	30,282	120,146	92,863
Other income	914	421	4,693	15,374
Total revenues	158,066	168,990	636,106	593,404

Expenses
Property operating expenses:
Utilities	11,233	9,689	42,007	31,498
Real estate taxes	9,984	9,528	39,933	28,609
Ground rent and leasehold obligations	4,727	4,003	18,511	13,270
Property and leasehold impairments	14,364	-	19,970	-
Direct billable expenses	(275)	1,628	6,468	5,877
Other property operating expenses	23,832	25,711	82,059	66,204
Total property operating expenses	63,865	50,559	208,948	145,458
Interest expense	53,596	70,748	233,335	260,533
Depreciation and amortization	27,696	24,413	112,232	67,072
Management, general and administrative	13,586	5,612	35,390	17,577
Management fees	-	6,024	7,787	30,299
Incentive fee	-	(2,750)	-	2,350
Business acquisition costs	-	-	5,010	-
Impairment on securities and loans held for sale	11,151	-	151,081	-
Provision for loan loss	92,093	47,764	517,784	97,853
Total expenses	261,987	202,370	1,271,567	621,142

Loss from continuing operations before equity in income from unconsolidated joint ventures, provision for taxes and non-controlling interest	(103,921)	(33,380)	(635,461)	(27,738)
Equity in net income from unconsolidated joint ventures	1,852	1,395	8,436	6,476
Loss from continuing operations before provision for taxes, gain on extinguishment of debt, and discontinued operations	(102,069)	(31,985)	(627,025)	(21,262)
Gain on extinguishment of debt	12,076	43,856	119,305	77,234
Provision for taxes	(9)	(35)	(2,498)	(83)
Net income (loss) from continuing operations	(90,002)	11,836	(510,218)	55,889
Net income (loss) from discontinued operations	(8,093)	104	(21,678)	3,799
Net gains from disposals	181	-	11,497	-
Net income (loss) from discontinued operations	(7,912)	104	(10,181)	3,799
Net income (loss)	(97,914)	11,940	(520,399)	59,688
Net (income) loss attributable to non-controlling interest	(174)	(165)	770	(385)
Net income (loss) attributable to Gramercy Capital Corp.	(98,088)	11,775	(519,629)	59,303
Accrued preferred stock dividends	(2,406)	(2,336)	(9,414)	(9,344)
Net income (loss) available to common stockholders	$(100,494)	$9,439	$(529,043)	$49,959

Basic earnings per share:
Net income (loss) from continuing operations, net of non-controlling interest and after preferred dividends	$(1.85)	$0.18	$(10.42)	$0.98
Net income (loss) from discontinued operations	(0.16)	-	(0.19)	0.08
Net income (loss) available to common stockholders	$(2.01)	$0.18	$(10.61)	$1.06

Diluted earnings per share:
Net income (loss) from continuing operations, net of non-controlling interest and after preferred dividends	$(1.85)	$0.18	$(10.42)	$0.98
Net income (loss) from discontinued operations	(0.16)	-	(0.19)	0.08
Net income (loss) available to common stockholders	$(2.01)	$0.18	$(10.61)	$1.06
Basic weighted average common shares outstanding	49,883	51,581	49,854	47,205
Diluted weighted average common shares and common share equivalents outstanding	49,883	51,748	49,854	47,330

Gramercy Capital Corp.
Consolidated Balance Sheet
(Amounts in thousands, except share and per share data)

	December 31, 2009	December 31, 2008
Assets
Real estate investments, at cost:
Land	$910,137	$885,101
Building and improvements	2,428,403	2,441,839
	3,338,540	3,326,940
Less: accumulated depreciation	(107,460)	(47,071)
Total real estate investments directly owned	3,231,080	3,279,869

Cash and cash equivalents	138,345	136,828
Restricted cash	207,190	234,781
Pledged government securities, net	97,286	101,576
Loans and other lending investments, net	1,383,832	2,213,473
Commercial mortgage backed securities	984,709	869,973
Investment in joint ventures	108,465	93,919
Assets held for sale, net	841	192,780
Tenant and other receivables, net	61,163	34,528
Accrued interest	32,184	25,447
Acquired lease assets, net of accumulated amortization of $92,259 and $30,760	450,436	536,212
Deferred costs, net of accumulated amortization of $40,721 and $26,451	32,041	53,248
Other assets	37,865	45,464
Total assets	$6,765,437	$7,818,098

Liabilities and Stockholders' Equity:
Mortgage notes payable	$1,743,668	$1,833,005
Mezzanine notes payable	553,522	580,462
Unsecured Credit facility	-	172,301
Term loan, credit facility and repurchase facility	-	95,897
Collateralized debt obligations	2,705,534	2,608,065
Junior subordinated notes	52,500	-
Total secured and other debt	5,055,224	5,289,730

Accounts payable and accrued expenses	67,706	88,437
Management and incentive fees payable	-	979
Dividends payable	11,707	2,325
Accrued interest payable	9,784	8,167
Deferred revenue	159,246	98,693
Below market lease liabilities, net of accumulated amortization of $140,158 and $53,369	770,781	846,351
Leasehold interests, net of accumulated amortization of $5,030 and $2,182	18,254	21,051
Liabilities related to assets held for sale	238	110,543
Derivative instruments, at fair value	88,786	157,776
Other liabilities	16,193	11,613
Deferrable interest debentures held by trusts that issued trust preferred securities	-	150,000
Total liabilities	6,197,919	6,785,665

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 49,884,500 and 49,852,243 shares issued and outstanding at Decmber 31, 2009 and December 31, 2008, respectively	50	50
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $115,000, 4,600,000 shares authorized, 4,600,000 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively.	111,205	111,205
Additional paid-in-capital	1,078,784	1,077,983
Accumulated other comprehensive loss	(96,038)	(160,739)
(Accumulated deficit) retained earnings	(527,821)	1,222
Total Gramercy Capital Corp stockholders' equity	566,180	1,029,721
Non-controlling interest	1,338	2,712
Total Equity	567,518	1,032,433
Total liabilities and stockholders' equity	$6,765,437	$7,818,098

Gramercy Capital Corp.
Reconciliation of Non-GAAP Financial Measures
(Amounts in thousands, except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Net income (loss) available to common stockholders	$(100,494)	$9,439	$(529,043)	$49,959
Add:
Depreciation and amortization	30,033	28,303	122,489	84,290
FFO adjustments for unconsolidated joint ventures	1,080	156	4,450	625
Less:
Non real estate depreciation and amortization	(2,250)	(1,977)	(10,348)	(11,379)
Gain on sale of real estate	(184)	-	(5,158)	-
Funds from operations	$(71,815)	$35,921	$(417,610)	$123,495

Funds from operations per share - basic	$(1.44)	$0.70	$(8.38)	$2.62

Funds from operations per share - diluted	$(1.44)	$0.69	$(8.38)	$2.61